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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of Earliest Event Reported): March 23, 1998



                         PROVIDENT AMERICAN CORPORATION
             (Exact name of registrant as specified in its charter)



Pennsylvania                            0-13591                  23-2214195

(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                      Identification No.)

                2500 DeKalb Pike, Norristown, Pennsylvania 19404
                (Address of principal executive offices/Zip Code)


              Former name, former address, and former fiscal year,
                       if changed since last report: N/A
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Item 5.  Other Events.

              On March 20, 1998, Provident American Corporation's wholly-owned subsidiary, Provident Health Services, Inc. ("PHS"), entered into an Interactive Marketing Agreement (the "Agreement"), dated as of February 1, 1998 and effective as of February 1, 1998, with America Online, Inc. ("AOL"). Provident American guarantees PHS's performance under the Agreement. The Agreement provides that PHS will be the exclusive third-party direct marketer of managed-care and indemnity health insurance policies, dental insurance, vision insurance, prescription coverage, critical care insurance and long-term care insurance coverage (collectively, the "Products") for individuals and groups of less than fifty individuals in the United States and that AOL will advertise the Products to its subscribers on AOL's online network under a brand name to be used exclusively for the Products. The Products will be sold on-line through a PHS web-site linked to the AOL service. Under the Agreement, AOL will provide to PHS online advertising of the Products and AOL will provide its subscribers with access to PHS's web-site. AOL subscribers who purchase the Products will be customers of PHS or the insurance companies issuing the policies sold by PHS.

              It is anticipated that Internet-based sales of the Products will be tested in the summer of 1998 and offered generally to AOL subscribers in the fall of 1998. The Agreement has an initial term commencing on February 1, 1998 and ending on September 30, 1999, with a renewal period of two additional years at PHS's election. Under certain circumstances the Agreement can be extended by AOL. Under the Agreement, PHS shall make payments totaling $8 million to AOL during the initial term. If PHS elects the two year renewal term, then PHS shall make an additional payment to AOL of $32.5 million. PHS also has agreed to pay certain administrative fees to AOL if applications exceed certain levels if certain thresholds are exceeded.

              Also under the Agreement, the Company issued to AOL warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $4.48 per share, for a period of five years commencing February 1, 1998 which are immediately exercisable. Based upon criteria under the Agreement during the initial term, warrants for up to 150,000 additional shares may also be granted at an exercise price of $5.15 for a period of seven years commencing February 1, 1998, vesting quarterly. If PHS exercises its right to renew the Agreement then, based upon the criteria under the Agreement during the renewal term, the Company may issue warrants to AOL for the purchase of up to 300,000 additional shares at an exercise price of $5.15 for a period of seven years commencing October 1, 1999, vesting quarterly.

              Under the Agreement, online marketing and advertising for the Products will be developed. PHS will provide online customer service to the AOL member base in connection with the sale of the Products. Provident American is exploring numerous financing strategies as its developing relationship with AOL expands.
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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     PROVIDENT AMERICAN CORPORATION



                                By: /s/ Benedict J. Iacovetti
                                    ----------------------------------------
                                    Benedict J. Iacovetti
                                    Chief Financial Officer